Exhibit 99.1

NASDAQ

THE NASDAQ OMX GROUP

By Electronic Delivery to: dave@socketmobile.com

May 21, 2012

Mr. David W. Dunlap

Vice President of Finance and Administration and Chief Financial Officer

Socket Mobile, Inc.

39700 Eureka Drive

Newark, CA 94560

Re:	Socket Mobile, Inc. (the “Company”)
Nasdaq Symbol: SCKT

Dear Mr. Dunlap:

I am following up on our recent telephone conversation, in which I explained that companies listed on the Nasdaq Capital Market (the “Capital Market”) are required to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing.1 Since your 10-Q for the period ended March 31, 2012 reported stockholders’ equity of $2,445,759, and as of May 20, 2012 the Company does not meet the alternatives of market value of listed securities or net income from continuing operations, the Company no longer complies with our Listing Rule (the “Rule”).2

Under our Rules the Company has 45 calendar days to submit a plan to regain compliance. If your plan is accepted, we can grant an extension of up to 180 calendar days from the date of this letter to evidence compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an extension. You are encouraged to provide any relevant documentation, including but not limited to financial projections, agreements, offering circulars, letters of intent and contracts and the time line to complete your plan.3

In determining whether to accept your plan, we will consider such things as the likelihood that the plan will result in compliance with Nasdaq's continued listing criteria, the Company's past compliance history, the reasons for the Company's current non-compliance, other corporate events that may occur within our review period, the Company's overall financial condition and its public disclosures. Therefore, it would be helpful if your plan addresses each of these points.

________________________

1 Listing Rule 5550(b)(1)

2 In a situation where an Issuer does not comply with the minimum $2.5 million, shareholders' equity criteria of the Capital Market, Staff will determine if the Company has a market value of listed securities of $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. For your convenience we have attached a breakdown of the Capital Market's quantitative continued listing requirements.

3 For additional information with respect to compliance plans please see attached "Factors to be considered when preparing your plan of compliance." This attachment includes relevant excerpts from the Frequently Asked Questions section of the "Nasdaq.com" website.

The NASDAQ Stock Market LLC • 805 King Farm Blvd. • Rockville, MD 20850 • USA • www.nasdaqomx.com

Mr. David W. Dunlap

May 21, 2012

Please email the Company's compliance plan to me at rachel.scherr@nasdaqomx.com no later than July 5, 2012. After I review the plan we will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.4

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.5 The Company must also submit the announcement to Nasdaq's MarketWatch Department.6 If the announcement is publicly released during Nasdaq market hours (7:00 am - 8:00 pm Eastern Time), you must notify MarketWatch at least 10 minutes prior to its public release. If the public announcement is made outside of Nasdaq market hours, the Company must notify MarketWatch of the announcement prior to 6:50 a.m. Eastern Time. For your convenience attached is a list of news services. Please note that if you do not make the required announcement trading in your securities will be halted.7

Finally, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at https://listingcenter.nasdaqomx.com. The Company will be included in the list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company's non-compliance will be broadcast over Nasdaq's market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please contact me at +1 301 978 8072.

Sincerely,

/s/  Rachel Scherr

Rachel Scherr

Listing Analyst

Nasdaq Listing Qualifications

Enclosures

________________________

4 See Listing Rule 5815(a).

5 Listing Rule 5810(b).

6 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.

7 Listing IM-5810-1.

NASDAQ REFERENCE LINKS

Topic	Description
NASDAQ Listing Rules	All initial and continued listing rules (http://nasdaq.cchwallstreet.com/NASDAQTools/PlatformViewer.asp?selectednode=chp%5F1%5F1%5F4%5F2&manual=%2Fnasdaq%2Fmain%2Fnasdaq%2Dequityrules%2F)
Corporate Governance	Independent directors, committee requirements and shareholder approval (https://listingcenter.nasdaqomx.com/Show_Doc.aspx?File=faqs-corp-governance-questions.html)
Fees	FAQ’s Listing Fees (https://listingcenter.nasdaqomx.com/Show_Doc.aspx?File=FAQsFees.html)
Frequently Asked Questions (FAQ’s)	Topics related to initial and continued listing (https://listingcenter.nasdaqomx.com/Show_Doc.aspx?File=LegalComplianceFAQs.html)
Hearing Requests & Process	Discussion of the Nasdaq Hearing process (https://listingcenter.nasdaqomx.com/Show_Doc.aspx?File=FAQsHearings.html)
Listing of Additional Shares (LAS)	Explanation of Nasdaq’s Listing of Additional Shares process (https://listingcenter.nasdaqomx.com/Show_Doc.aspx?File=FAQsLAS.html)
Transfer to the Nasdaq Capital Market	Procedures and application to transfer securities to the Nasdaq Capital Market (https://listingcenter.nasdaqomx.com/Show_Doc.aspx?File=FAQsPhaseDown.html)

Access to all Nasdaq listing information and forms can be accessed at the following:

https://listingcenter.nasdaqomx.com/Home.aspx

DIRECTORY OF NEWS SERVICES*

The use of any of these services will satisfy NASDAQ’s listing rules that require the disclosure of specific information in a press release or public announcement. The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

News Service	Internet Address	Telephone Number
Bloomberg Business News	www.bloomberg.com	Phone: +1 212 318 2000
Business Wire	www.businesswire.com	Toll free: +1 800 227 0845 Phone: +1 415 986 4422
Dow Jones News Wire	www.dowjones.com	Toll free: +1 800 223 2274 Phone: +1 212 416 2400
GlobeNewswire (A NASDAQ OMX Co.)	www.globenewswire.com	Toll free: +1 800 307 6627 Phone: +1 310 642 6930
MarketWire	www.marketwire.com	Toll free: +1 800 774 9473 Phone: +1 310 765 3200
PR Newswire	www.prnewswire.com	Toll free: +1 800 776 8090 Phone: +1 201 360 6700
Reuters	www.thomsonreuters.com	Phone: +1 646 223 4000

* Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Listing Rule(s)__________.

The Nasdaq Capital Market
Continued Listing Requirements

This table identifies the minimum standards for continued listing on The Nasdaq Capital Market.. Each incidence of non-compliance by the Company is denoted with an “X”.

COMPANY SYMBOL: SCKT

Requirements	Equity Standard		Market Value Standard		Net Income Standard
Stockholders’ equity	$2.5 million	X	N/A		N/A
Market value of listed securities[8]	N/A		$35 million	X	N/A
Net income from continued operations (in the latest fiscal year or in two of the last three fiscal years)	N/A		N/A		$500,000	X
Publicly held shares[9]	500,000		500,000		500,000
Market value of publicly held shares	$1 million		$1 million		$1 million
Bid price	$1		$1		$1
Public holders[10]	300		300		300
Market makers[11]	2		2		2
Corporate governance	Yes		Yes		Yes

________________________

8 The term, “listed securities”, is defined as “securities listed on NASDAQ or another national securities exchange.”

9 Publicly held shares is defined as total shares outstanding, less any shares held directly or indirectly by officers,

directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the company.

10 Total shareholders include both holders of beneficial interest and holders of record.

11 An electronic communications network (ECN) is not considered a market maker for the purpose of these rules.

Factors to be considered when preparing your plan of compliance

• The submission should be definitive, concise and directly address the company's plan to regain compliance in the near term and maintain compliance over the long term.

• Our Listing Rules allow Staff to provide a company up to 180 calendar days from the date of the deficiency notice to regain compliance. The company should take this into consideration when drafting its plan of compliance. In addition, the plan should discuss the company's ability to sustain compliance for the next six to twelve months. Note that the 180 day extension is not automatic. Extensions of time may vary and are not granted in all cases.

• If the company's plan of compliance includes a private placement involving common stock, or any securities convertible or exercisable into common stock, a merger, a debt conversion, or other similar transactions, please ensure that the proposed action complies with NASDAQ's corporate governance requirements, particularly the shareholder approval rules, and other provisions of the Listing Rules. Please contact your Listing Analyst for further guidance on these matters.

• If a transaction is being contemplated to remedy the deficiency, please include a balance sheet and income statement evidencing the pro forma effect of the transaction. The financial statements should be based on historical financial information, not more than 45 days old. Please show three columns of data (historical, all adjustments, and the pro-forma totals).

• The submission should include projections, if available, for the next 12 months. Please include balance sheet and income projections. Clearly state all assumptions being made.

• Provide copies of all definitive or draft agreements or contractual arrangements for private placements, mergers, or other financial arrangements. Please include a list of investors for private placements. The company should file all applicable Notifications for Listing of Additional Shares (LAS).

• Plans relying on future projected revenues to comply with the equity requirement are generally not accepted unless the company has definitive contracts and the revenue will be received in the near term.

• Staff will consider the company's net losses when reviewing a proposed equity-raising transaction to determine whether the plan is sufficient to regain and sustain compliance with the equity requirement.

The following are some examples of plans of compliance that have been accepted by Staff:

A Capital Market-listed company provided a definitive agreement for an asset sale, which would raise $50 million in the near term. Based on a pro forma balance sheet, after accounting for projected net losses, the company would have equity of more than $15 million immediately after the transaction and more than $10 million at the end of the fiscal year, exceeding the minimum $2.5 million requirement.

A Global Market-listed company announced its intention to complete a public offering in the near term and provided a press release announcing the pricing of an underwritten firm commitment public offering. Net proceeds of the offering were expected to be approximately $40 million. Subsequently, the company filed a pro forma balance sheet, adjusted to reflect the public offering, showing stockholders equity of approximately $45 million, in excess of the minimum $10 million requirement.

A Global Market-listed company stated that certain holders of the company's warrants had exercised 500,000 warrants for proceeds of $12 million. Staff had concerns with the company's ability to sustain compliance based on the company's history of losses. In that regard, the company provided definitive agreements from the warrant holders relating to the exercise of additional warrants, which when exercised, would result in proceeds to the company of $5,000,000. Based on the exercise, the company stated that stockholders equity had increased to approximately $22 million, on a pro-forma basis, in excess of the minimum $10 million requirement.

A Global Market-listed company announced the acquisition of a target company shortly after receiving notice from Staff that it was not in compliance with the $10 million minimum equity requirement. Therefore, the company believed that it had already achieved compliance with the minimum equity standard and anticipated that it would be able to file audited financial statements and pro forma financial information to reflect compliance within two weeks.

The following is an example of a plan of compliance that was not accepted by Staff:

A Global Market-listed company stated that it was pursuing a potential convertible note offering of between $20 million and $30 million to be completed before the end of the year, followed by an equity offering of up to $30 million. The company was not able to complete the convertible note offering in the near term and did not provide definitive terms for either transaction.